UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2017

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

000-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2017, Mr. Joseph L. Damasio Jr. joined Pressure BioSciences, Inc. (the “Company”) as its Vice President of Finance and Chief Financial Officer (“CFO”).

Mr. Damasio, age 42, has 20 years of finance and accounting experience, most recently as Finance Director of Nelipak Corporation. Prior to Nelipak Corporation, Mr. Damasio held various financial positions at CP Bourg, IQE, and Kopin Corporation. Prior to Kopin Corporation, Mr. Damasio was employed for 6 years by the Company, first as Controller and later as Vice President of Finance & Administration. Mr. Damasio became a CPA in 2003, and earned a B.S.B.A. in accounting from the University of Massachusetts and an MBA from Boston College.

Family Relationships

There are no family relationships between Mr. Damasio and any other executive officer or member of the board of directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Damasio reportable under Item 404(a) of Regulation S-K except that, since January 1, 2016, the Company has paid Mr. Damasio $44,000 for his services as a financial consultant.

Material Plans, Contracts, or Arrangements

In connection with Mr. Damasio’s appointment as the Company’s Vice President of Finance and CFO, Mr. Damasio will be paid an annual salary of $170,000. After one year of service, if Mr. Damasio is terminated without cause, he will be entitled to receive severance in an amount equal to one year base salary, plus medical benefits. Effective immediately on date of hire, if Mr. Damasio is terminated due to change of control, he will be entitled to receive severance in an amount equal to one year base salary, plus medical benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 14, 2017	PRESSURE BIOSCIENCES, INC.

	By:	/s/ Richard T. Schumacher
Richard T. Schumacher,
President and Chief Executive Officer